Exhibit 99.1

AMERICAN APPAREL PROVIDES UPDATE ON STATUS OF
ACCOUNTING EVALUATION

▪	Company to restate previously issued consolidated financial statements for the year ended December 31, 2008 to reclassify revolving credit facility as a current liability
▪	Restatement to have no impact on previously reported net cash flows, cash position, revenues, net income or comparable store sales
▪	Company preparing amended 10-K for the year ended December 31, 2008, and 10-Q for the quarter ended March 31, 2009 to file as soon as practicable

LOS ANGELES, July 23, 2009 – American Apparel, Inc. (NYSE Amex: APP) today provided an update on the status of its accounting evaluation of the classification of its revolving credit facility as a long-term obligation and certain other balance sheet and cash flow presentation matters in its previously issued consolidated financial statements.

On July 17, 2009, the Company’s management and the Audit Committee of the Board of Directors determined that the Company will need to restate its previously issued consolidated financial statements for the year ended December 31, 2008 in order to reclassify its revolving credit facility as a current liability. As a result, the Company determined that because of the pending restatement, the consolidated financial statements for the year ended December 31, 2008 should no longer be relied upon. The Company’s management and Audit Committee discussed these matters with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, and with Marcum LLP, the Company’s independent registered public accounting firm through April 3, 2009.

The restatement will result in a $33.4 million decrease in long-term debt and a corresponding increase in current liabilities. The restatement amount represents the $49.4 million borrowed under the revolving credit facility at December 31, 2008, net of $16.0 million which was refinanced on a long-term basis in the first quarter of 2009. This restatement will have no impact on the Company’s previously reported net cash flows, cash position, revenues, net income or comparable store sales. The Company reached its conclusion based on its consideration of EITF 95-22, “Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements That Include Both a Subjective Acceleration Clause and a Lock-Box Arrangement,” as well as Statement of Financial Accounting Standards No. 6, “Classification of Short-Term Obligations Expected to be Refinanced.”

The Company is completing its evaluation of certain other balance sheet and cash flow presentation matters identified since the original filing of the Annual Report on Form 10-K on March 16, 2009. The Company will complete its evaluation prior to the filing of the Amended Form 10-K for the year ended December 31, 2008 and will reflect such adjustments to these presentation matters, if necessary, in the restated financial statements. However, none of these matters are expected to be material either individually or taken in the aggregate.

The Company currently expects to file its Amended Annual Report on Form 10-K for the year ended December 31, 2008 to reflect the restatement, along with its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, as soon as practicable.

The filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, on or before August 19, 2009 will bring the Company into compliance with Sections 134 and 1101 of the NYSE Amex LLC  Company Guide and satisfy the requirements of the Company’s previously disclosed compliance plan.

About American Apparel

American Apparel is a vertically integrated manufacturer, distributor, and retailer of branded fashion basic apparel based in downtown Los Angeles, California. As of June 30, 2009, American Apparel employed approximately 10,000 people and operated over 270 retail stores in 19 countries, including the United States, Canada, Mexico, Brazil, United Kingdom, Austria, Belgium, France, Germany, Italy, the Netherlands, Spain, Sweden, Switzerland, Israel, Australia, Japan, South Korea, and China. American Apparel also operates a leading wholesale business that supplies high quality T-shirts and other casual wear to distributors and screen printers. In addition to its retail stores and wholesale operations, American Apparel operates an online retail e-commerce website at http://www.americanapparel.com.

Safe Harbor Statement

This press release may contain forward-looking statements which are based upon the current beliefs and expectations of our management, but are subject to risks and uncertainties, which could cause actual results and/or the timing of events to differ materially from those set forth in the forward-looking statements, including, among others: changes in the level of consumer spending or preferences or demand for our products; increasing competition; our ability to hire and retain key personnel and our relationship with our employees; suitable store locations and our ability to attract customers to our stores; effectively carrying out and managing our growth strategy; failure to maintain the value and image of our brand and protect our intellectual property rights; declines in comparable store sales; seasonality; consequences of our significant indebtedness, including our ability to comply with our debt agreements, generate cash flow to service our debt; our ability to extend, renew or refinance our existing debt; costs of materials and labor; location of our facilities in the same geographic area; manufacturing, supply or distribution difficulties or disruptions; risks of financial nonperformance by customers; investigations, enforcement actions and litigation; compliance with or changes in laws and regulations; costs as a result of operating as a public company; material weaknesses in internal controls; interest rate and foreign currency risks; loss of U.S. import protections or changes in duties, tariffs and quotas and other risks associated with international business; our ability to upgrade our information technology infrastructure and other risks associated with the systems that operate our online retail operations; general economic and industry conditions, including worsening U.S. and foreign economic conditions and turmoil in the financial markets; and other risks detailed in our filings with the Securities and Exchange Commission, including our 2008 Annual Report on Form 10-K.  Our filings with the SEC are available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:
Joseph Teklits / Jean Fontana
ICR
203-682-8200

Adrian Kowalewski
American Apparel
Chief Financial Officer
213-488-0226